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                                                                     Exhibit 3.1

                              RESTATED AND AMENDED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 HARVARDNET INC.

     HarvardNET Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

     1. The name of the Corporation is HarvardNET Inc. The name under which the corporation was incorporated originally was "Imageware Incorporated." The date of the filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 10, 1992.

     2. This Restated and Amended Certificate of Incorporation amends, restates and integrates the provisions of the Corporation's certificate of incorporation and (i) was duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the "DGCL"), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with Section 242 of the DGCL and (iii) was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Corporation's Common Stock consenting to the adoption of this Restated and Amended Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Corporation's certificate of incorporation in effect prior to the effective time hereof, such holders being a majority of the holders of the Corporation's capital stock entitled to vote thereon.

     3. The text of the Corporation's certificate of incorporation is hereby amended and restated in its entirety to provide as follows:

                                    ARTICLE I

                                      NAME

     The name of the corporation is HarvardNET Inc. (the "CORPORATION").

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                                   ARTICLE II

                                REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                    PURPOSES

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV

                               CAPITAL SECURITIES

     The total number of shares of capital stock that the Corporation shall have authority to issue is 43,864,422 shares, each of which shall have a par value of $.01 per share and of which (i) 14,105,734 shares are hereby designated as Series A Preferred Stock ("SERIES A PREFERRED STOCK"), (ii) 25,272,438 shares are hereby designated as Common Stock, and (iii) 4,486,250 shares are hereby designated as Class B Stock ("CLASS B STOCK"). The Series A Preferred Stock is further divided into 13,749,440 shares of Series A-1 Preferred Stock and 356,294 shares of Series A-2 Preferred Stock. Shares of the two series are identical for all purposes except for the dollar amounts of their liquidation preference, redemption price, and conversion price, as hereinafter provided. The foregoing numbers of shares reflect all stock splits which have occurred prior to the date of this restatement and amendment. All shares of Series A Preferred Stock heretofore issued and outstanding are hereby designated as shares of Series A-1 Preferred Stock.

     The Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation that is authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate,


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and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

     Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

     The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation shall be as hereafter provided in this Article IV.

                           A. SERIES A PREFERRED STOCK

     1.   VOTING.

          (a) VOTING GENERALLY. The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of Common Stock into which each share of Series A Preferred Stock may be converted pursuant to Section A.5 on the record date for the vote or for written consent of stockholders, as applicable. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote together with holders of the Common Stock and Class B Stock, voting together as single class, upon all matters submitted to a vote of stockholders at all meetings of stockholders (and written actions in lieu of meetings). Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder may be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b) SPECIAL APPROVAL RIGHTS. Without limitation of the foregoing provisions of this Section A.1, the affirmative vote of the holders of not less than 60% of the issued and outstanding Series A Preferred Stock, acting by written consent or voting separately as a single class in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to authorize the Corporation to take any of the following actions:

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          (A) authorize or increase, or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock other than Excluded Securities;

          (B) amend, repeal or change, directly or indirectly, any of the provisions of this Restated and Amended Certificate of Incorporation or the by-laws of the Corporation (provided, that (x) any such amendment, repeal or change which affects the Series A-1 Preferred Stock or the Series A-2 Preferred Stock in a different manner from the other such series shall require the affirmative vote of holders of not less than (1) 60% of the issued and outstanding Series A-1 Preferred Stock and (2) 60% of the issued and outstanding Series A-2 Preferred Stock, voting separately and (y) no amendment, repeal or change that improves the rights or position of the Series A-1 Preferred Stock may be made without a corresponding amendment, repeal or change being made that improves the Series A-2 Preferred Stock in a similar fashion;

          (C) authorize or effect, or permit any Subsidiary to authorize or effect, the sale, lease, license, abandonment or other disposition of all or any substantial portion of the assets of the Corporation or any Subsidiary (except as otherwise provided in the Stockholder's Agreement);

          (D) authorize or effect, or permit any Subsidiary to authorize or effect, the merger or consolidation of the Corporation or any Subsidiary with any other Person (except as otherwise provided in the Stockholder's Agreement);

          (E) authorize or effect, or permit any Subsidiary to authorize or effect, the liquidation (whether complete or partial), dissolution or winding up of the Corporation or any Subsidiary (except as otherwise provided in the Stockholder's Agreement);

          (F) authorize the Corporation, or permit any Subsidiary, to incur, create, assume, become or be liable, directly, indirectly or contingently, in any manner with respect to, or permit to exist, any indebtedness or liability for borrowed money, including, without limitation, indebtedness under capital leases or the like, if the aggregate of all such indebtedness and liabilities of the Corporation or any Subsidiary exceeds the principal amount of $250,000; or to amend or modify in any material respect the terms of any such indebtedness or liability;

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          (G) authorize or effect, or permit any Subsidiary to authorize or effect, the acquisition in any manner, directly or indirectly, of a business unit, going concern or all or a substantial portion of the Capital Securities or assets of any Person by the Corporation or any Subsidiary;

          (H) authorize or enter into, or permit any Subsidiary to authorize or enter into, any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting or any service with or to any Affiliate of the Corporation, or to amend any agreement between the Corporation and such Affiliates, or waive any substantial right thereof, except in the ordinary course of business and pursuant to the reasonable requirements of its business and upon terms not less favorable to the Corporation than it could obtain in a comparable arm's length transaction with a third party other than such Affiliate;

          (I) authorize or effect the declaration or payment of dividends or other distributions upon, or the redemption or repurchase of, any equity securities of the Corporation other than repurchase of Common Stock from departing employees pursuant to the terms of any stock option or ownership plan that has been approved by the Board of Directors and as contemplated by the Redemption Agreements, and other than the redemption of Series A Preferred Stock as herein provided; and

          (J) authorize or effect, or permit any Subsidiary to authorize or effect any of the following: (i) the organization of any new or indirect subsidiaries, joint ventures, partnerships or similar arrangements or the material amendment or modification of any joint venture or partnership agreement to which the Corporation or any Subsidiary is a party; (ii) the Corporation or any Subsidiary becoming a general partner of any partnership or a member of any limited liability company; and (iii) the reorganization or recapitalization of the Corporation or any Subsidiary.

     2. DIVIDENDS. (a) Subject to the provisions of Section A.2(c), the holders of Series A Preferred Stock shall be entitled, in preference to the holders of any and all other classes of capital stock of the Corporation, to receive on each share of Series A Preferred Stock, out of funds legally available therefor, cumulative cash dividends payable at the rate of 12.5% PER ANNUM on the sum of $1.34551, in the case of the Series A-1 Preferred Stock, and on the sum of $4.27, in the case of the Series A-2 Preferred Stock (such respective amounts, as adjusted from time to time in accordance with Section A.2(b), are together referred to as the "SERIES A

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PURCHASE PRICE" and such term, when used in connection with shares of either
Series A-1 Preferred Stock or Series A-2 Preferred Stock, shall mean the respective amount to which such shares are entitled hereunder). Such dividends will be calculated and compounded annually in arrears on December 31 of each year in respect of the prior twelve month period (prorated on a daily basis for partial periods). Such dividends shall commence to accrue on each share of Series A Preferred Stock from the date of issuance thereof, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue until the Series A Liquidation Preference (as defined in Section A.3(a))is paid in full in cash or until the conversion of the Series A Preferred Stock in accordance with Section A.5 (such dividends being referred to as the "SERIES A DIVIDENDS"). Series A Dividends shall be due and payable with respect to any share of Series A Preferred Stock as provided in Sections A.3 and A.4. Series A Dividends paid in cash in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated PRO RATA on a share-by-share basis, based upon the dollar amount which each such share is entitled to receive as a Series A-1 share or a Series A-2 share (a "Pro Rata Basis"), among all such shares at the time outstanding. At any time when shares of Series A Preferred Stock are outstanding and the Series A Dividends have not been paid in full in cash, (a) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any share of the Corporation's Capital Securities ranking junior to the Series A Preferred Stock, and (b) the Corporation shall not, and shall not permit any Subsidiary to, purchase, redeem or acquire any Capital Securities of the Corporation ranking junior to the Series A Preferred Stock, any Convertible Securities or any Capital Securities of any Subsidiary, and no monies shall be paid into or set aside or made available for a sinking or other analogous fund for the purchase, redemption or acquisition thereof; PROVIDED, HOWEVER, that the Corporation and its Subsidiaries may purchase, redeem or acquire shares of Common Stock, Class B Stock and Convertible Securities issued to employees, officers or directors of, or consultants or other service providers to, the Corporation or its Subsidiaries pursuant to equity incentive plans or other arrangements approved by the Board of Directors and as contemplated by the Redemption Agreements.

          (b) All numbers relating to the calculation of dividends pursuant to this Section A.2 shall be equitably adjusted to reflect any stock split, stock dividend,

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combination, reorganization, recapitalization, reclassification or other similar event involving the Series A Preferred Stock occurring after the date of this restatement and amendment.

          (c) Notwithstanding anything in this Section A.2 to the contrary, all of the accumulated Series A Dividends shall be canceled upon the conversion of the Series A Preferred Stock into shares of Common Stock in accordance with Section A.5.

     3.   LIQUIDATION.

          (a) LIQUIDATION PREFERENCE. Upon a Sale of the Corporation or any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a Sale of the Corporation or any such liquidation, dissolution or winding up being referred to as a "LIQUIDATION EVENT"), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid with respect to each share of Series A Preferred Stock out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock, Class B Stock or of any other Capital Securities ranking junior to the Series A Preferred Stock, an amount in cash equal to the sum of (i) the Series A-1 Purchase Price for such shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Series A Preferred Stock is then entitled pursuant to Sections A.2 and A.4(d) hereof, plus (iii) any interest accrued pursuant to Section A.4(c) (such sum being referred to as the "SERIES A LIQUIDATION PREFERENCE"); PROVIDED, HOWEVER, that if upon any Liquidation Event, the amounts payable with respect to the issued and outstanding Series A Preferred Stock are not paid in full, the amounts available for distribution shall be distributed on a Pro Rata Basis among the holders of Series A Preferred Stock. Notwithstanding the foregoing, a Sale of the Corporation shall not be deemed to be a Liquidation Event for the purposes of this Section A.3 if the holders of not less than 60% of the issued and outstanding Series A Preferred Stock waive in writing the provisions of this Section A.3 with respect to such transaction. Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be a Liquidation Event for all purposes hereof unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such reorganization.

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          (b) The provisions of this Section A.3 shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares of Series A Preferred Stock into shares of Common Stock pursuant to Section A.5 below prior to or in connection with any Liquidation Event.

          (c) Holders of Series A Preferred Stock shall not be entitled to any additional distribution on account of their Series A Preferred Stock upon the occurrence of any Liquidation Event in excess of the Series A Liquidation Preference.

     4.   REDEMPTION.

          (a) HOLDERS' ELECTION. At the request of any holder or holders of issued and outstanding Series A Preferred Stock made at any time on or after the later of September 1, 2003 and the Termination Date, as that term is defined in the Credit Agreement of even date with this Restated and Amended Certificate of Incorporation between the Corporation, Morgan Stanley Senior Funding, Inc. and the Initial Lenders named therein. The Corporation shall redeem all (and not less than all, other than pursuant to Section A.4(c) below) of the outstanding shares of Series A Preferred Stock held by such requesting holder or holders on or before the date set for redemption thereof as provided below at the redemption price specified in Section A.4(b). The foregoing election shall be made by such holders delivering to the Corporation and each of the other holders of Series A Preferred Stock not less than thirty (30) days' prior written notice, which notice thereof shall set forth the date for such redemption that will not be less than thirty (30) days nor more than sixty (60) days from the date of such written notice.

          (b) REDEMPTION DATE: REDEMPTION PRICE. Any date upon which a redemption is to occur as specified in a notice thereof in accordance with Section A.4(a) is referred to as a "SERIES A REDEMPTION DATE." The redemption price for each share of Series A Preferred Stock redeemed pursuant to Section
A.4 shall be the Series A Liquidation Preference as of the date such share of Series A-1 Preferred Stock or Series A-2 Preferred Stock is redeemed in full in cash. Such redemption price shall be payable in cash in immediately available funds on the Series A Redemption Date. Until the full redemption price has been paid in cash for all shares of Series A Preferred Stock for which a redemption notice has been provided pursuant to Section A.4(a), (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any share of the Corporation's Capital Securities ranking junior to the Series A Preferred Stock and (B) the

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Corporation shall not, and shall not permit any Subsidiary to, purchase, redeem or acquire any Capital Securities of the Corporation (other than the Series A Preferred Stock in accordance with this Section A.4), any Convertible Securities or any Capital Securities of any Subsidiary, and no monies shall be paid into or set aside or made available for a sinking or other analogous fund for the purchase, redemption or acquisition thereof; PROVIDED, HOWEVER, that the Corporation and its Subsidiaries may purchase, redeem or acquire shares of Common Stock, Class B Stock and Convertible Securities issued to employees, officers or directors of, or consultants or other service providers to, the Corporation or its Subsidiaries pursuant to equity incentive plans or other arrangements approved by the Board of Directors.

          (c) REDEMPTION PROHIBITED. If, at a Series A Preferred Redemption Date, the Corporation is prohibited under the DGCL or other applicable law from redeeming all shares of Series A Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a PRO RATA basis among the holders of Series A Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent the Corporation is not so legally prohibited from doing so and shall redeem the remaining shares to be redeemed as soon as the Corporation is not legally prohibited from redeeming some or all of such shares. Any shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to Section A.4(a), then during the period from the applicable Series A Redemption Date through the date on which such shares are redeemed, the applicable redemption price of such shares plus additional dividends that accumulate in respect of such shares under Section A.4(d) shall bear interest at the rate of 10% PER ANNUM, compounded annually. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate to remove promptly any impediments to its ability to redeem Series A Preferred Stock under the circumstances contemplated by this Section A.4. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

          (d) DIVIDEND AFTER CONVERTIBLE PREFERRED REDEMPTION DATE. From and after a Series A Redemption Date, no shares of Series A Preferred Stock subject to redemption shall be entitled to dividends as provided in Section A.2; PROVIDED, HOWEVER, that in the event that shares of Series A Preferred Stock are not

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for any reason redeemed and continue to be outstanding after the Series A
Redemption Date, such shares shall continue to be entitled to dividends as provided in Section A.2 and interest as provided in Section A.4(c) until the date on which such shares are actually redeemed by the Corporation in full cash.

          (e) SURRENDER OF CERTIFICATES. Upon receipt of the applicable redemption price therefor, each holder of shares of Series A Preferred Stock so redeemed shall surrender the certificate or certificates representing such shares so redeemed to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation (in the case of holders that are financial institutions, without the need to post any bond or other security for such obligation) from any loss incurred by it in connection therewith (such an affidavit or agreement with respect to any share certificate issued by the Corporation is referred to as an "AFFIDAVIT OF LOSS") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired.

     5. CONVERSION INTO COMMON STOCK. The holders of the Series A Preferred Stock shall have the following conversion rights:

          (a) VOLUNTARY CONVERSION. (i) At any time, each holder of shares of Series A Preferred Stock shall be entitled, without the payment of any additional consideration, to cause each outstanding share of Series A Preferred Stock held by such holder (but not less than all of such shares) to be converted into a number of shares of fully paid and nonassessable Common Stock determined as hereafter provided in this Section A.5(a).

          (ii) The number of shares of Common Stock issuable per share of Series A Preferred Stock held by each holder thereof shall equal (aa) for the Series A-1 Preferred Stock, the product of (i) the quotient of (x) the difference (but not less than zero) between (A) the aggregate number of shares of Series A Preferred Stock that such holder shall have committed to purchase from the Corporation as specified under the heading "Total Number of Shares of Series A Preferred Stock Committed to be Purchased" on Schedule 2.1(a) to the Securities Purchase Agreement minus (B) the number of shares of Common Stock into which

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previously outstanding shares of Series A Preferred Stock held by such holder have theretofore been converted in accordance with this Section A.5, divided by
(y) the number of issued and outstanding shares of Series A Preferred Stock held by such holder as of the date of conversion, including, without limitation, those shares of Series A Preferred Stock being converted by such holder on such date, multiplied by (ii) the quotient of (x) the Series A Purchase Price for such shares of Series A-1 Preferred Stock divided by (y) the Conversion Price (as defined below) per share, both as in effect at the time of conversion and
(bb) for the Series A-2 Preferred Stock, the Series A Purchase Price for such shares of Series A-2 Preferred Stock divided by the Conversion Price per share both as in effect at the time of conversion.

          (iii) Notwithstanding the provisions of the preceding paragraph (ii) to the contrary: (A) the number of shares of Common Stock issuable per share of Series A-1 Preferred Stock held by any holder thereof who has breached its obligations to the Company in accordance with Section 2.1(c) of the Securities Purchase Agreement to purchase shares of Series A-1 Preferred Stock shall be equal to the quotient of (x) the Series A-1 Purchase Price divided by (y) the Conversion Price per share, both as in effect at the time conversion; and (B) if a holder of Series A-1 Preferred Stock shall have converted such shares into Common Stock in accordance with this Section A.5 and thereafter breaches such holder's obligation to make capital contributions to the Corporation in accordance with Section 2.1(d) of the Securities Purchase Agreement, then, upon such breach and until such time as such holder makes such capital contributions to the Corporation, the number of shares of Common Stock that shall be deemed to have been issued to such holder for all purposes by reason of any such prior conversion of Series A-1 Preferred Stock shall equal the product (rounded up to the nearest whole number of shares) of (x) the quotient of (1) the aggregate amount of cash theretofore paid by such holder to the Corporation in accordance with the Securities Purchase Agreement for shares of Series A-1 Preferred Stock and in satisfaction of such holders obligation to make capital contributions to the Corporation divided by (2) the Series A-1 Purchase Price as of the date of such breach, multiplied by (y) the quotient of (1) the Series A-1 Purchase Price, divided by (2) the Conversion Price per share, both as in effect as of the date of such breach. Notwithstanding clause (B) of the preceding sentence, unless the Corporation specifically enforces its rights to receive capital contributions in accordance with Section


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2.1(d) of the Securities Purchase Agreement, a holder that breaches its obligation to make a capital contribution in accordance with Section 2.1(d) of the Securities Purchase Agreement shall not have the right to cure such breach by making such capital contribution after the 30th day following the date such capital contribution is due, and thereafter the number of shares of Common Stock that shall be deemed to have been issued to such holder for all purposes by reason of the prior conversion of such holders shares of Series A-1 Preferred Stock shall be equal to the product specified in clause (B) of the preceding sentence. If at any time by operation of this Section A.5(a)(iii) the number of shares of Common Stock deemed issued upon a prior conversion of Series A-1 Preferred Stock is reduced, the holder of the stock certificates evidencing the shares of Common Stock initially issued upon such prior conversion of Series A-1 Preferred Stock shall immediately surrender such certificates to the Corporation, duly endorsed to the Corporation for transfer, in exchange for new certificates issued by the Corporation evidencing the reduced number of shares of Common Stock to which such holder is entitled in accordance with this Section A.5(a)(iii).

          (iv) Upon the filing of this Restated and Amended Certificate of Incorporation with the Delaware Secretary of State, the initial "CONVERSION PRICE" for each share of Series A Preferred Stock shall be the Series A Purchase Price for such share of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be.

          (v) The number of shares of Common Stock into which shares of Series A Preferred Stock are convertible and the Conversion Price are subject to adjustment from time to time as provided in Section A.9 hereof.

          (vi) In addition to the voluntary conversions contemplated by paragraph (i) of this Section, all outstanding shares of Series A Preferred Stock shall be automatically converted into shares of Common Stock immediately upon the conversion of 60% or more of the outstanding Series A Preferred Stock in accordance with this Section A.5(a).

          (b) AUTOMATIC CONVERSION UPON QUALIFIED PUBLIC OFFERING OR SALE OF THE COMPANY. Each share of Series A Preferred Stock shall automatically be converted, without the payment of any additional consideration, into the number of shares of Common Stock provided for in Section A.5(a) as of the date of, and in all cases subject to, the consummation of either of the following: (A) the Corporation's first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that is consummated on or before September 1, 2003 and where (i) the aggregate gross proceeds attributable to sales for the account of the Corporation in such public offering equal or exceed $20,000,000, (ii) the price per share for which shares of Common Stock are sold in such public offering is not less than four (4) times the Series A Purchase Price for the Series A-1 Preferred Stock as in effect on such date (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving the Series A Preferred Stock), and (iii) after giving effect to which shares of Common Stock are listed on a national securities exchange or the NASDAQ National Market System (a "QUALIFIED PUBLIC OFFERING"); or (B) the consummation of a Sale of the Corporation on or before September 1, 2003 where the consideration payable on or with respect to each share of Common Stock (after giving effect to the conversion of all Series A Preferred Stock) is not less than four (4) times the Series A Purchase Price as in effect on such date (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving the Series A Preferred Stock (a "QUALIFIED SALE"). Notwithstanding the foregoing if a Qualified Public Offering or a Qualified Sale is consummated, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock as provided in this Section A.5 immediately prior to such consummation.

          (c) PROCEDURE FOR VOLUNTARY CONVERSION: EFFECTIVE DATE. Upon the election to convert the Series A Preferred Stock made in accordance with Section A.5(a), the holders of the Series A Preferred Stock making such election shall provide written notice of such conversion (the "SERIES A VOLUNTARY CONVERSION NOTICE") to the Corporation and each other holder of Series A Preferred Stock that does not sign such notice. On the date the Series A Voluntary Conversion Notice is delivered to the Corporation, all outstanding shares of Series A Preferred Stock held by the electing holders (and in the case where the holders of 60% or more of the then outstanding Series A Preferred Stock elect to convert their Series A Preferred Stock, then all outstanding shares of Series A Preferred Stock held by all holders thereof) shall thereupon be converted, without further action, into the number of shares of Common Stock provided for in Section A.5(a), and such number of shares of Common Stock into which the Series A Preferred Stock is converted shall thereupon be deemed to have been issued to such holders of Series A Preferred Stock. Such holders shall as soon as practicable thereafter surrender to the Corporation at the Corporation's principal executive office the certificate or certificates evidencing Series A Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to the holder so surrendering such certificates or to such holder's designee, at an address designated by such holder, certificates for the number of shares of Common Stock into which such holder's Series A Preferred Stock shall have been converted. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock, provided, that the holder shall be required to pay any tax liability that it incurs in respect of any transfer effected in connection with the issuance or delivery of any share certificates in a name other than such holder. Notwithstanding anything to the contrary set forth in this Section A.5(c), in the event that holders of shares of Series A Preferred Stock elect to convert such shares pursuant to Section A.5(a) in connection with any Liquidation Event or Public Offering (not including the Qualified Public Offering), (i) such conversion may at the election of such holders be conditioned upon the consummation of such Liquidation Event or Public Offering, in which case, such conversion shall not be deemed to be effective until the consummation of such Liquidation Event or Public Offering and (ii) if such Liquidation Event or Public Offering occurs, the shares of Series A Preferred Stock to be converted subject to the consummation of such Liquidating Event or Public Offering shall be deemed to have been converted into shares of Common Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event or Public Offering.

          (d) PROCEDURE FOR AUTOMATIC CONVERSION. As of the date of, and in all cases subject to, the consummation of the Qualified Public Offering, all outstanding shares of Series A Preferred Stock shall be converted automatically, without further action, into the number of shares of Common Stock provided for in Section A.5(a), and such number of shares of Common Stock into which the Series A Preferred Stock is converted shall be deemed to have been issued to the holders of Series A Preferred Stock. Such holders shall as soon as practicable thereafter surrender the certificate or certificates evidencing the Series A Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to such holder so surrendering such certificates or to such holder's designee, promptly (and in any event in such time as is sufficient to enable such holder to participate in such Qualified Public Offering) at an address designated by such holder, certificates for the number of shares of Common Stock into which such holder's Series A Preferred Stock shall have been converted.

     6.   NOTICE.

          (a) LIQUIDATION EVENTS, EXTRAORDINARY TRANSACTIONS, ETC. In the event
(i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event, or any Public Offering, including without limitation, a Qualified Public Offering, becomes reasonably likely to occur or the Corporation enters into any agreement with respect thereto, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, or Public Offering is expected to become effective and, in the case of a Sale of the Corporation, the identity of the parties thereto, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

          (b) WAIVER OF NOTICE. The holder or holders of not less than 60% of the combined voting power of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, waive, either prospectively or retrospectively, any notice provisions specified herein, and any such waiver shall be effective as to all holders of Series A Preferred Stock.

          (c) GENERAL. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series A Preferred Stock.

     7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock into Common Stock, the Corporation will take all such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     8. VALUATION OF DISTRIBUTION SECURITIES. Any securities or other consideration to be delivered to the holders of the Series A Preferred Stock, upon any Liquidation Event in accordance with the terms hereof shall be valued as follows:

               (i) If traded on a nationally recognized securities exchange or interdealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

               (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than 60% of the combined voting power of the issued and outstanding shares of Series A Preferred Stock; PROVIDED that if the Corporation and the holders of such percentage of the combined voting power of the issued and outstanding shares of Series A Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but reasonably acceptable to the holders of such percentage of the combined voting power of the issued and outstanding shares of Series A Preferred Stock.

     9.   ADJUSTMENTS.

          (a) ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (b) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a PRO RATA basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in accordance herewith, then and in each such event the holders of Series A Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event or the record date therefor.

          (c) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or other transaction (other than a subdivision or combination of shares provided for above), each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred Stock shall have been entitled upon such reorganization, reclassification or other transaction.

          (d) ADJUSTMENTS OF THE CONVERSION PRICE. If and whenever on or after the date the first share of Series A Preferred Stock is issued the Corporation issues or sells, or in accordance with Section A.9(e) is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities for a consideration per share less than the Conversion Price of shares of Series A-1 Preferred Stock and/or Series A-1 Preferred Stock in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price of shares of Series A-1 Preferred Stock and/or Series A-1 Preferred Stock, as the case may be, shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Conversion Price of such shares in effect immediately prior to such issue or sale times (ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received (or deemed received) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

          (e) EFFECT OF CERTAIN EVENTS ON CONVERSION PRICE. For purposes of determining the adjusted Conversion Price under Section A.9(d), the following shall be applicable:

               (i) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exercise, convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exercised or exchanged for (in each case, as set forth in the instruments and agreements relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration), by (b) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities (as set forth in the instruments and agreements relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number). No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

               (ii) CHANGE IN EXERCISE PRICE OR CONVERSION RATE. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock should change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; and on the termination date of any right to exercise, convert or exchange such Convertible Securities without such right having been duly exercised, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

               (iii) EXCEPTIONS FOR EXCLUDED SECURITIES. Notwithstanding the foregoing, no adjustments shall be made under this Section A.9(e) with respect to the issuance of any Excluded Securities.

               (iv) VALUATION OF NON-CASH CONSIDERATION. The consideration received by the Corporation for the issue of any shares of Common Stock, Convertible Securities or any other Convertible Securities that such Convertible Securities may be converted into or exercised or exchanged for shall be computed as follows:

          (A) insofar as such consideration consists of cash, such consideration shall equal the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;

          (B) insofar as such consideration consists of property other than cash, such consideration shall be calculated at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

          (C) in the event shares of Common Stock, Convertible Securities or any other Convertible Securities that such Convertible Securities may be converted into or exercised or exchanged for are issued together with other securities or other assets of the Corporation for consideration that is allocable to both such Common Stock and Convertible Securities, and to such other securities and assets, the portion of such consideration allocable to such Common Stock or Convertible

Securities shall be that set forth in the instruments and agreements issued or entered into in connection with such transaction, and if no such allocation is so set forth, then the portion of such consideration allocable to such Common Stock or Convertible Securities, calculated as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

          (f) OTHER DILUTIVE ISSUANCES. If an event not specified in this Section A.9 occurs that has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated, then this Section A.9 shall be construed liberally, MUTATIS MUTANDIS, in order to give the holders of Series A Preferred Stock the intended benefit of the protections provided under this Section A.9. In such event, the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; PROVIDED that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section
A.9 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

          (g) NO IMPAIRMENT. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in the carrying out of all the provisions of this Section A.9 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

          (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section A.9, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected class of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common

Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Series A Preferred Stock.

     10. NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock.

     11. NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

                                 B. COMMON STOCK

     1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Series A Preferred Stock as specified herein.

     2. VOTING. The holder of each share of Common Stock shall be entitled to one vote for each share thereof held by such holder at all meetings of stockholders (and written actions in lieu of meetings). The holder of each share of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote together with holders of Series A Preferred Stock and Class B Stock, voting together as a single class upon all matters submitted to a vote of stockholders. There shall be no cumulative voting.

     3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and approved by the holders of Series A Preferred Stock as provided in Section A.1(b)(J), and subject to any preferential dividend rights of any then outstanding shares of Series A Preferred Stock and any other class of the Company's Capital Securities that may hereafter be authorized and issued having preferred dividend rights senior to the rights of holders of Common Stock, and subject also to the dividend rights of the holders of any then outstanding shares of Class B Stock under Section C.3.

     4. LIQUIDATION. Upon the occurrence of a Liquidation Event, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to the rights and preferences of any then outstanding shares of Series A Preferred Stock and any other class of the Company's Capital Securities that may hereafter be authorized and issued having preferred rights upon the occurrence of a Liquidation Event senior to the rights of holders of Common Stock, and subject also to the rights in liquidation of the holders of any the outstanding shares of Class B Stock under Section C.4.

                                C. CLASS B STOCK

     1. GENERAL. The voting, dividend and liquidation rights of the holders of the Class B Stock are subject to and qualified by the rights of the holders of Series A Preferred Stock and Common Stock as specified herein.

     2. VOTING. The holder of each share of Class B Stock shall be to one vote for each share thereof held by such holder at all meetings of stockholders (and written actions in lieu of meetings). The holder of each share of Class B Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote together with holders of Series A Preferred Stock and Common Stock, voting together as a single class upon all matters submitted to a vote of stockholders. There shall be no cumulative voting.

     3. DIVIDENDS. After the Corporation has paid dividends, made distributions in liquidation or otherwise distributed to the holders of Series A Preferred Stock and Common Stock an amount in the aggregate equal to the Minimum Enterprise Value, the holders of Class B Stock shall share, PARI PASSU with the holders of Common Stock, in all dividends declared and paid on the Common Stock in accordance with Section B.3, such that the amount of any dividends declared and paid on account of each share of Common Stock and Class B Stock shall be equal.

     4. LIQUIDATION. Subject to the rights and preferences of any then outstanding shares of Series A Preferred Stock and any other class of the Company's Capital Securities that may hereafter be authorized and issued having preferred rights upon the occurrence of a Liquidation Event senior to the rights of holders of Common Stock, upon the occurrence of a Liquidation Event and after the Corporation has paid dividends, made distributions in liquidation or otherwise distributed to holders of Series A Preferred Stock and Common Stock in accordance with Section A.3 and B.4, respectively, an amount in the aggregate equal to the Minimum Enterprise Value, holders of Class B Stock, will be entitled to receive, PARI PASSU with the holders of Common Stock, all assets of the Corporation available for distribution to its stockholders, such that the amount paid or distributed on account of each share of Common Stock and Class B Stock shall be equal.

     5. VOLUNTARY CONVERSION OF CLASS B STOCK INTO COMMON STOCK. At any time, each holder of shares of Class B Stock shall be entitled, upon the payment to the Corporation in cash of $1.34551 (as adjusted in accordance with Section C.8, the "Class B Conversion Price") for each such share of Class B Stock to be converted, to cause each outstanding share of Class B Stock held by such holder (but not less than all of such shares) to be converted into one (1) share of fully paid and nonassessable Common Stock. Holders of Class B Stock may pay the Class B Conversion Price payable in connection with any such conversion by surrendering to the Corporation such number of additional shares of Class B Stock that such Holder and the Company's Board of Directors agree have a fair market value at least equal to the Class B Conversion Price payable in connection with such conversion.

     6.   MANDATORY CONVERSION OF CLASS B STOCK INTO COMMON STOCK.

          (a) Each share of Class B Stock shall automatically be converted, without the payment of any additional consideration, into the number of shares of Common Stock provided for in Section C.6(b) immediately prior to the date of the consummation of a Qualified Public Offering.

          (b) The number of shares of Common Stock issuable per share of Class B Stock held by each holder thereof shall equal the product of (i) the aggregate number of shares of Class B Stock held by such holder as of the date of conversion, multiplied by (ii) the quotient of (x) the difference (but not less than zero) between (aa) the price per share for which shares of the Common Stock are sold in such Qualified Public Offering (as stated on the cover page of the prospectus relating thereto) minus (bb) the Class B Conversion Price at the time of such conversion, divided by (y) the price per share for which shares of the Common Stock are sold in such Qualified Public Offering (as stated on the cover page of the prospectus relating thereto).

          (c) As of the date of the consummation of a Public Offering, all outstanding shares of Class B Stock shall be converted automatically, without further action, into the number of shares of Common Stock provided for in Section

C.6(b), and such number of shares of Common Stock into which the Class B
Stock is converted shall be deemed to have been issued to the holders of Class B Stock. Such holders shall as soon as practicable thereafter surrender the certificate or certificates evidencing the Class B Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to such holder so surrendering such certificates or to such holder's designee, promptly (and in any event in such time as is sufficient to enable such holder to participate in such Public Offering) at an address designated by such holder, certificates for the number of shares of Common Stock into which such holder's Class B Stock shall have been converted.

     7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Stock, the Corporation will take all such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     8.   ADJUSTMENTS.

          (a) SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. The Corporation shall not subdivide by stock split, stock dividends or otherwise shares of Common Stock into a greater number of shares of Common Stock unless it shall also, concurrently therewith, subdivide shares of Class B Stock in the same manner and in the same proportion as shares of Common Stock. In the event of any such Subdivision of shares of Class B Stock into a greater number of shares of Class B Stock, the Class B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. The Corporation shall not combine or consolidate shares of Common Stock into a lesser number of shares of Common Stock unless it shall also, concurrently therewith, combine or consolidate shares of Class B Stock in the same manner and in the same proportion as shares of Common Stock. In the event of any such combination or consolidation of shares of Class B Stock into a lesser number of shares of Class B Stock, the Class B Conversion Price then in effect shall, concurrently with the effectiveness of such consolidation or combination, be proportionately increased.

          (b) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Class B Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or other transaction (other than a subdivision or combination of shares provided for above), each share of Class B Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Class B Stock shall have been entitled upon such reorganization, reclassification or other transaction.

                                    ARTICLE V

                               PERPETUAL EXISTENCE

     The Corporation is to have perpetual existence.

                                   ARTICLE VI

                             LIMITATION OF LIABILITY

     To the fullest extent permitted by the DGCL, Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of this Article VI by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                   ARTICLE VII

                              AMENDMENT OF BY-LAWS

     1.   AMENDMENT BY DIRECTORS.

     Except as otherwise provided by law, the by-laws of the Corporation may be amended or repealed by the Board of Directors.

     2.   AMENDMENT BY STOCKHOLDERS.

     The by-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

                                  ARTICLE VIII

                                 INTERPRETATION

     All references to "Sections" contained herein, unless otherwise specified, are references to Sections of Article IV. The words "herein", "hereof" and the like refer to the entirety of this Restated and Amended Certificate of Incorporation and not to any specific article or section hereof.

                                   ARTICLE IX

                                   DEFINITIONS

     The following terms are used herein with the meanings indicated:

     "AFFIDAVIT OF LOSS" has the meaning set forth in Article IV, Section
A.4(e).

     "AFFILIATE or AFFILIATE" means with respect to any Person, any other Person that would be considered to be an affiliate of such Person under Rule 144(a) of the rules of regulations of the Securities and Exchange Commission, as in effect on the date hereof.

     "CAPITAL SECURITIES" means, as to any Person that is a corporation, the authorized shares of such Person's capital stock, including all classes of common, preferred, voting and non voting capital stock, and, as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

     "CLASS B CONVERSION PRICE" has the meaning set forth in Article IV, Section C.5.

     "CLASS B STOCK" has the meaning set forth in Article IV (introductory paragraph).

     "COMMON STOCK" has the meaning set forth in Article IV (introductory paragraph).

     "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not such Convertible Securities are convertible into Common Stock at such time.

     "CONVERSION PRICE" has the meaning set forth in Article IV, Section A.5(a).

     "CONVERTIBLE SECURITIES" means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities or obligations that are convertible into or exchangeable for Common Stock.

     "DGCL" means the General Corporation Law of the State of Delaware.

     "EXCLUDED SECURITIES" means (i) Capital Securities sold by the Corporation in a Qualified Public Offering, (ii) shares of Class B Stock and Convertible Securities that are options to purchase shares of Common Stock or shares of Class B Stock, in either case, issued to employees or Directors of, or consultants or other service providers to, the Corporation that are options to purchase shares of Common Stock pursuant to any incentive stock plan or other form of incentive compensation plan approved by the Corporation's Board of Directors, and the issuance of Common Stock or Class B Stock upon the exercise or conversion of any such Convertible Securities or conversion of any such Class B Stock (iii) shares of Common Stock issuable upon the conversion of Series A Preferred Stock and (iv) shares of the Corporation's Capital Securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Article IV, Section A.9(a) through (c).

     "LIQUIDATION EVENT" has the meaning set forth in Article IV, Section
A.3(a).

     "MINIMUM ENTERPRISE VALUE" means $24,144,164 plus, unless the Series A Dividends have been cancelled in accordance with Article IV, Section A.2(c), the amount of any accumulated but unpaid Series A Dividends.

     "PERSON" OR "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

     "PUBLIC OFFERING" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933 or any comparable statement under any similar federal statute then in force, other than an offering of shares being issued as consideration in a business acquisition or combination or an offering in connection with an employee benefit plan.

     "QUALIFIED PUBLIC OFFERING" has the meaning set forth in Article IV, Section A.5(b).

     "QUALIFIED SALE" has the meaning set forth in Article IV, Section A.5(b).

     "REDEMPTION AGREEMENTS" means, collectively, (i) the Redemption and Noncompetition Agreement dated as of September 1, 1998 between the

Corporation and William Southworth, (ii) the Redemption and Severance Agreement dated as of September 1, 1998 between the Corporation and Brent Paine, (iii) the Redemption Agreement dated as of September 1, 1998 between the Corporation and Scott Balfour and (iv) the Redemption Agreement dated as of September 1, 1998 between the Corporation and Peter M. Kendrick.

     "SALE OF THE CORPORATION" means (a) a merger or consolidation of the Corporation into or with any other Person or Persons who are not affiliates of the Corporation in which more than 50% of the voting power of the surviving entity is held, directly or indirectly, by persons who are not stockholders of the Corporation or affiliates thereof prior to the consummation of such transaction or (b) a single transaction or a series of transactions pursuant to which a Person or Persons who are not stockholders of the Corporation or affiliates thereof prior to such transaction or transactions acquire either of the following: (i) capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock; PROVIDED, HOWEVER, that a Qualified Public Offering that results in an acquisition of such voting power shall not be a "Sale of the Corporation"); or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.

     "SERIES A DIVIDENDS" has the meaning set forth in Article IV, Section
A.2(a).

     "SERIES A LIQUIDATION PREFERENCE" has the meaning set forth in Article IV, Section A.3(a).

     "SERIES A PREFERRED STOCK" has the meaning set forth in Article IV (introductory paragraph).

     "SERIES A PURCHASE PRICE" shall have the meaning set forth in Article IV, Section A.5(a).

     "SERIES A REDEMPTION DATE" shall have the meaning set forth in Article IV, Section A.4(b).

     "SERIES A VOLUNTARY CONVERSION NOTICE" has the meaning set forth in Article IV, Section A.5(c).

     "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement dated as of September 1, 1998 among the Corporation and the stockholders thereof, as the same may be amended from time to time.

     "SUBSIDIARY"/"SUBSIDIARIES" means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, the Corporation shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Corporation shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or a manager of such limited liability company.

     I, Mark Washburn, the President and Chief Executive Officer of the Corporation, for the purpose of restating and amending the Corporation's certificate of incorporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 28th day of May, 1999.


                                             /s/ Mark Washburn
                                             ----------------------------------
                                             Mark Washburn, President and Chief
                                             Executive Officer





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